Exhibit 99.2

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$151	$148
Accounts receivable (net of allowance for doubtful accounts of $200 as of March 31, 2013 and $100 as of December 31, 2012, respectively)	23,690	24,213
Inventories	482	601
Prepaid expenses and other assets	4,927	7,570
Deferred tax assets	907	907
Assets held for sale	265	2,864

Total current assets	30,422	36,303
Property and Equipment
Aircraft, aircraft engines and rotable parts	95,379	86,917
Deferred overhauls	41,669	43,626
Buildings and improvements	22,317	22,390
Construction in progress	13,172	10,170
Machinery and equipment	8,748	8,748

	181,285	171,851
Accumulated depreciation of long-lived assets	(64,461)	(58,917)
Accumulated amortization of deferred overhauls	(19,504)	(20,728)

Net property and equipment	97,320	92,206
Refundable deposits	7,969	12,753
Restricted investments	—	1,056
Other assets	2,881	3,049

Total assets	138,592	$145,367

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$43,128	$34,611
Accrued expenses and other	5,367	4,147
Debt	11,497	11,647

Total current liabilities	59,992	50,405
Other liabilities	1,122	3,872
Liability for uncertain tax positions in foreign jurisdiction	18,372	17,353
Deferred tax liabilities	106	1,250

Total liabilities	79,592	72,880
Commitments and contingencies (Notes 6 and 7)
Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding;	—	—
Net investment of Parent	59,000	72,487

Total stockholder’s equity	59,000	72,487

Total liabilities and stockholder’s equity	$138,592	$145,367

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(amounts in thousands)

(Unaudited)

	Three months Ended March 31, 2013	Three months Ended March 31, 2012
Revenues from flight and support services	$45,214	$47,620
Cost of flight and support services	34,380	35,927

Gross profit	10,834	11,693
Selling, general and administrative expense	4,700	6,340
Loss on disposal of leased aircraft	—	1,598

	4,700	7,938

Income from operations	6,134	3,755
Non-operating income (expense):
Interest expense	(956)	(242)
Amortization of deferred finance costs	(20)	(170)
Other income (expense)	(2)	298

Total other expense	(978)	(114)
Income before income tax expense	5,156	3,641
Income tax expense	(2,222)	(1,647)

Net income	$2,934	$1,994

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(amounts in thousands, except share data)

(Unaudited)

	Common Stock		Net Investment	Total Stockholder’s
	Shares	Amount	of Parent	Equity
Balance, January 1, 2013	500	$—	$72,487	$72,487
Net transfer to Parent	—	—	(16,421)	(16,421)
Net income	—	—	2,934	2,934

Balance, March 31, 2013	500	$—	$59,000	$59,000

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Three months Ended March 31, 2013	Three months Ended March 31, 2012
Cash flows from operating activities:
Net income	$2,934	$1,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,319	3,965
Deferred income taxes	(1,144)	6,217
Liability for uncertain tax positions in foreign jurisdiction	1,019	286
Loss on disposal of leased aircraft	—	1,598
Contribution from stockholder affiliate for free rent	—	1,576
Changes in operating assets and liabilities:
Accounts receivable	523	1,629
Inventories	119	(5)
Prepaid expenses, refundable deposits and other	8,652	116
Accounts payable, accrued and other liabilities	6,986	6,130

Net cash provided by operating activities	23,408	23,506
Cash flows from investing activities:
Purchases of property and equipment and overhauls	(6,834)	(5,464)
Proceeds from disposal of property and equipment	—	6,037

Net cash used in investing activities	(6,834)	573
Cash flows from financing activities:
Payments on debt	(150)	(1,530)
Net transfers to Parent	(16,421)	(22,445)

Net cash used in financing activities	(16,571)	(23,975)
Net change in cash and cash equivalents	3	104
Cash and cash equivalents, beginning of period	148	78

Cash and cash equivalents, end of period	$151	$182

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“Helicopters” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest fire fighting, health services, aerial spraying, heavy lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

Helicopters own 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc., and

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties: Helicopters is wholly-owned by Evergreen International Aviation, Inc., which is wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (refer to Note 9).

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (refer to Note 9):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.

These entities are collectively referred to as the “Parent.”

Management Plans and Liquidity Assessment: At the direction of the Parent, the Company provided funds during the three months ended March 31, 2013 and 2012, as reflected in net transfers to Parent in the accompanying consolidated statements of cash flows. These net transfers account for a significant portion of the Company’s cash used during the three months ended March 31, 2013 and 2012. In addition, the Company, as well as other affiliates, are co-guarantors of the Parent’s first and second lien credit agreements, and at March 31, 2013 and December 31, 2012, Parent is in default under both the financial and non-financial covenants provided in these agreements due to the Parent’s lack of liquidity to make the scheduled payments. At March 31, 2013 and December 31, 2012, the balance of the first and second lien agreements total approximately $306 and $300, respectively. The Company, Parent and majority stockholder also guarantee the debt of a Stockholder Affiliate to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In addition, the Company has a negative working capital of $29,570 and $14,102 at March 31, 2013 and December 31, 2012, respectively, and is in default on its mortgage and other term loans totaling $11,497 and $11,647 March 31, 2013 and December 31, 2012, respectively.

The default on the Company’s, its Parent’s and Stockholder Affiliate’s debt and the resulting liquidity was resolved with the execution of the Stock Purchase Agreement described in Note 10, Subsequent Events.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The Company’s consolidated financial statements include the accounts of Evergreen Helicopters, Inc. and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiaries are not significant.

Basis of Presentation: The accompanying unaudited consolidated financial statements include the accounts and transactions of all majority owned subsidiaries and variable interest entities in which the Company is the primary beneficiary. In presenting these unaudited consolidated financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at a point in time. As such, actual results could differ from those estimates. In management’s opinion, the unaudited consolidated financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property, plant and equipment, and valuation of long-lived assets.

Revenue Recognition: The Company earns flight revenue under service contracts that range in term from less than one year to five years. The Company typically charges by the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. The Company frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by The Company includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, recorded over the term of the contract.

Cash and Cash Equivalents: The Company classifies short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased as cash and cash equivalents.

Restricted Investments: The Company maintains restricted investments in certificate of deposit accounts, supporting letters of credit required for aircraft leases with contractual lease terms through 2019 that are held by the Company’s Parent. These investments are classified as held to maturity and are stated at cost which approximates market, with an average term to maturity of less than one year (November 2013). The Company plans to extend the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, restricted investments are classified as non-current on the consolidated balance sheets.

Accounts Receivable, Net: Accounts receivable consists of amounts billed to customers, net of an allowance for uncollectible accounts, for losses that may result from inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience.

Inventories: The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance are charged to operations when used. All other inventories are charged to operations when sold.

Refundable Deposits: The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments.

Assets Held for Sale: The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

Property and Equipment: Property and equipment is recorded at cost. The Company depreciates its property and equipment utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for the primary property and equipment classes are as follows:

•	Aircraft, aircraft engines, and rotable assets - 5 to 20 years

•	Machinery and equipment - 3 to 7 years

•	Buildings and improvements - 10 to 40 years

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small Fixed-Wing Aircraft and Helicopters: The cost of major overhaul components is depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls is capitalized and amortized over the estimated operating hours.

Rotable Assets: The cost of rotable asset overhauls is amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and amortizes these costs over the estimated useful lives of the overhauls, generally over five years or less. The cost of repairing rotable assets is expensed as incurred.

Impairment of Long-Lived Assets: The Company evaluates the recoverability of its long-lived assets on an annual basis. The Company also evaluates recoverability when events and circumstances indicate that the net carrying value of its long-lived assets may not be recoverable.

Leased Aircraft—Overhauls and Lease Return Condition Costs: The Company accounts for the overhaul and lease return condition costs of its leased aircraft in accordance with the applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes. The Company amortizes the capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions: The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company calculated the total tax expense and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are calculated based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future periods based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of its net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement). If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used.

The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position.

During the three months ended March 31, 2013 and 2012, the Company recorded taxes, interest and penalties of $1.0 million and $286, respectively, of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest. In the event the foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before 2009, and State jurisdictions that remain subject to examination range from 2009 to 2012. The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company recorded $1.0 million for additional tax, interest and penalties for the three months ended March 31, 2013 relating to uncertain tax positions.

Loss Contingencies: Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers: Revenue generated under various contracts with agencies of the U.S. government accounted for approximately 53% and 46% of the Company’s total revenues as of March 31, 2013 and 2012, respectively. Revenues as subcontractor for government contractors were 42% and 48% of the Company’s total revenue in the respective periods. Of these governmental contracts, three governmental agencies accounted for 38%, and one governmental agency accounted for 21% of the Company’s total revenues as of March 31, 2013 and 2012, respectively. Two subcontractor arrangements accounted for 42% and 34% of the Company’s total revenues as of March 31, 2013 and 2012, respectively.

Concentration of Credit Risk: Financial instruments that may potentially subject the Company to credit risk consist of primarily cash and cash equivalents and accounts receivable. The majority of Company’s cash and cash equivalents were with two financial institutions.

The Company primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of the Company’s customer base is derived from the customers geographical diversity and from Company’s long history of receipt of payments for services provided. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

NOTE 3—DEBT

Mortgage Loan: The Company entered into a 10-year term mortgage (with a $8,800 balloon due in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At March 31, 2013 and December 31, 2012 the outstanding balances were $10,863 and $10,934. Interest is variable and determined at the five year treasury rate plus 2.75%, with a minimum of 5.25%. The effective interest rate on this mortgage at December 31, 2012 was 5.25%. Under the loan, principal and interest payments of $70 were due monthly. Subsequent to March 31, 2013, the Company’s headquarter building and aircraft hangar was transferred to, and the mortgage was assumed by, the Parent.

Other Term Loans: The Company has various term loans one of which was collateralized by a specific aircraft and which will mature at various dates through 2014. The existing loans require monthly interest and principal payments of $6. Interest rates under these term loans are fixed at rates ranging up to 10.3%. Subsequent to March 31, 2013, the aircraft was transferred to, and the related loan was assumed by, the Parent.

At March 31, 2013 and December 31, 2012, the Company was in default of the existing loans due to the Company’s inability to meet the scheduled payments. As the result, the outstanding balances at March 31, 2013 and December 31, 2012 were reflected as a current liability in the consolidated balance sheets. At the discretion of the lenders, the Company is subject to default interest rates.

Stockholder Affiliate Guarantee: As further discussed in Notes 6 and 9, the Company leases certain aircraft from a Stockholder Affiliate. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

As further discussed in Notes 1, 2, 7 and 9, in February of 2013 the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100.

Parent Company Debt: The Company is a guarantor on a term and line of credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent. This debt is not reflected in the Company’s consolidated balance sheets given that the Company’s cash flow from operations and financial position did not necessitate borrowings under the agreements. The Company’s assets serve as collateral for the Parent’s loans.

At March 31, 2012, Parent was in default under both the financial and non-financial covenants provided in the agreements. All of the assets owned by the Company serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien loan at March 31, 2013 and December 31, 2012 were $181 and $175, respectively. The balances of the Second Lien loan at March 31, 2013 and December 31, 2012 were $125 and $119, respectively. Also refer to Note 10, Subsequent Events.

NOTE 4—INCOME TAXES

The Company’s effective income tax rate for the three months ended March 31, 2013 and 2012 was 43.10% and 45.23% respectively. The Company’s effective income tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given period.

The Company recognizes deferred tax assets if realization of such assets is more likely than not. The Company believes, based on factors including, but not limited to, the ability to generate future taxable income from reversing taxable temporary differences and forecasts of financial and taxable income or loss by jurisdiction, that at March 31, 2013 it is more likely than not that the Company will realize all of its deferred tax assets, including its net operating loss carry forwards. The Company’s utilization of net operating loss carry forwards may be subject to annual limitations due to ownership change provisions of Internal Revenue Code Section 382.

At March 31, 2013, there has been an increase of $1,019 to the Company’s uncertain tax position disclosure as provided at December 31, 2012. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in income tax expense.

NOTE 5—EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement, and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

The Company made contributions of approximately zero and $141 for the three months ended March 31, 2013 and 2012, respectively.

NOTE 6—COMMITMENTS

Operating Leases: The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases, with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the majority stockholder.

The Company maintains several leases on a month-to-month basis. Total rent expenses for the three months ended March 31, 2013 and 2012 were $8,420 and $9,492, respectively.

During 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October, 1 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. At March 31, 2013 and December 31, 2012, the Company recorded a deferred lease liability of approximately $1,600 and $1,200, respectively. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3,500 to an affiliate related to their leases with lessor.

NOTE 7—LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank: As further discussed in Notes 6 and 9, the Company leases certain aircraft from a Stockholder Affiliate. The majority stockholder, Parent and Company guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In May of 2013, in conjunction with the sale of the Company further described in Note 10, Subsequent Events, the case was settled and dismissed.

Priority 1 Air Rescue Services: In November 2012, Priority 1 brought breach of contract claims against the Company which related to two subcontracts between Priority 1 and the Company. The suit alleges that the Company failed to pay invoices for work in the amount of approximately $704. It also claims additional amounts for consequential damages and interest resulting in a total claim of approximately $2,044. The Company responded to the complaint in December 2012 and denied the allegations. Management, after consultation with counsel, determined the range of loss to be between $475 and the total claim amount; the amount was recorded in accounts payable at December 31, 2012 and remained unpaid at March 31, 2013.

Fortis Lease Deutschland GmbH: In 2011, a third party, Cypress Financial Corporation, purchased two helicopters from Fortis on Helicopters’ behalf and subsequently leased them to the Company. Fortis is demanding payment of approximately 817 euro in damages for the amount of valued-added-tax (VAT) levied on the purchase price of the helicopters plus interest. Management is currently working with Cypress and Fortis to resolve the matter and believes the transaction should be exempt from VAT. Legal counsel estimates a range of potential loss between approximately 880 euro and 1,000 euro prior to any refund of the VAT. Management does not believe there is any direct financial impact relating to this case and has not accrued for the potential loss. However, uncertainty regarding the Company’s ability to receive the VAT refund will remain until foreign tax authorities approve and remit the proceeds.

Agusta Westland: On July 17, 2012, Agusta Westland delivered a notice to the Company demanding immediate payment for the amounts owed for aircraft parts and technical assistance provided since 2006. The Company recorded the amount, it believed was due, of $2,221 in accounts payable at December 31, 2012. In May of 2013, the Company made a payment of this amount to Agusta Westland.

DivLend Equipment Leasing: On December 7, 2012, DivLend filed a lawsuit for $14,513 against the Company and the Parent for failure to make timely payments on helicopter leases and the alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was up to date on payments through November 2012, and therefore, has recorded in accounts payable the December 2012 payments of $253. The Company believes this to be the only portion due and intends to vigorously defend the case. In May of 2013, in conjunction with the sale of the Company further described in Note 10, Subsequent Events, the case was settled and dismissed.

State of Arizona—Superfund: The Company, among others, is a defendant in an environmental investigation relating to two separate Superfund clean-up sites in Arizona. Management is monitoring the case as it is in preliminary stages and plans to engage outside counsel with area expertise if the case develops further. The outcome of the lawsuit is unknown, but the Company intends to contest the case vigorously. However, no assurance may be given regarding the ultimate outcome of the claim.

Other Matters: The Company is involved in various claims and legal proceedings considered normal to its business. While it is not feasible to predict or determine the financial outcome of each proceeding, management does not believe that the proceedings will result in a material adverse effect on the Company’s financial position, results of operations, or liquidity.

NOTE 8—FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1: Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2: Directly and indirectly observable market data.

Level 3: Significant unobservable inputs

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate debt approximates fair value because variable interest rates closely correlate to changes in market conditions, including default interest rates. The Company believes that the fair value of its fixed-rate debt approximates its carrying value.

NOTE 9—RELATED PARTY TRANSACTIONS

Transactions with the Parent: The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. The Company recognizes revenue for the Parent’s use of two aircraft for the its travel. Flight revenue is recognized based on the actual flight hours. Support services revenue is recognized based on additional amounts incurred.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of the Company. The amounts incurred for these services were $200 for the three months ended March 31, 2013, and $184 for the three months ended March 31, 2012, and are included in administrative and operational expenses.

These allocations may not reflect the expense the Company would have incurred as an independent business for the periods presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

The Company is a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. At March 31, 2013 and December 31, 2012 the Parent was in default under both the financial and non-financial covenants of these agreements. In addition, the Parent guarantees certain Company non-related party lease payment arrangements (Note 6).

Transactions with Stockholder Affiliates: The Company leases several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 (none during the three months ended March 31, 2013) on all its aircraft leases, including month-to-month leases, from a Stockholder Affiliate. The Company reflected the free rent as contributed capital in the periods received.

The Company determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is deemed to be a variable interest entity (VIE). The Company however does not have the ability to direct the activities of the Stockholder Affiliate, and therefore is not the primary beneficiary of the Stockholder Affiliate. As the result, the Company did not include the Stockholder Affiliate’s results of operations and financial condition in the Company’ consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliates under the First and Second Lien Agreements (Note 3). The Company determined that its maximum exposure relative to the VIE is as follows:

	March 31, 2013	December 31, 2012
Guarantee of 1st Source Bank debt on leased assets	$10,100	$10,100
Accounts receivable	—	234
Prepaid expenses and other assets	272	178
Refundable deposits	2,956	3,456

	$13,328	$13,968

As discussed in Notes 1, 2, 3, and 7, subsequent to December 31, 2012 this same Stockholder Affiliate was in default on installment payments to 1st Source Bank of approximately $10,100, which the Company guarantees. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and prepaid and other assets at March 31, 2013 and December 31, 2012 will be collectible or realized.

Parent Investment in the Company: It is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of the Company.

All significant intercompany transactions between the Parent and the Company have been included in the consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statements of cash flows as a financing activity and in the consolidated statements of stockholder’s equity.

As of March 31, 2013, parent investment in the Company consisted of the following:

	Parent	Stockholder Affiliates
Short-term:
Prepaid expenses and other assets	$—	$272
Refundable deposits	—	2,956
Accounts payable		(1,739)
For the quarter ended:
Transfer of deposits	3,480	—
Transfer of short-term investments	1,056	—
Revenues from flight and support services	(422)	—
Health and medical insurance and benefits	1,304	—
Workers’ compensation and Defense Base Act insurance premiums	301	—
Aircraft insurance premiums	1,754	—
Purchases and commissions	1,981	—
Administrative and operational expenses	2,238	—
Current income taxes payable, excluding UTB	1,927	—
Lease and rental payments	—	803

Total	13,619	803
Net amounts transferred	(30,040)

Net transfer to Parent	$(16,421)

As of December 31, 2012, parent investment in the Company consisted of the following:

	Parent	Stockholder Affiliates
Short-term:
Accounts receivable	$—	$234
Prepaid expenses and other assets	—	178
Refundable deposits	—	3,456
Accounts payable	—	(663)
For the three months ended March 31, 2012:
Revenues from flight and support services	(803)	—
Health and medical insurance and benefits	1,470	—
Workers’ compensation and Defense Base Act insurance premiums	406	—
Aircraft insurance premiums	1,085	—
Purchases and commissions	672	—
Administrative and operational expenses	3,000	—
Current income taxes payable, excluding UTB	1,361	—
Lease and rental payments	—	10,061

Total	7,191	10,061
Net amounts transferred	(29,636)	—

Net transfer to Parent	$(22,445)

Contributed capital for free rent periods		$1,576

NOTE 10—SUBSEQUENT EVENTS

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement (the “SPA”) with Erickson Air-Crane Incorporated (“EAC”), a publicly-traded company, in which EAC agreed to acquire all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of EAC. Pursuant to the SPA dated March 18, 2013, as amended on May 1, 2013 by the First Amendment to SPA, by and among the Company, EIA, EAC, and Mr. Delford M. Smith, EAC purchased from EIA 100% of the outstanding share capital of the Company for $250.0 million, consisting of $185,000 in cash, $17,500 in EAC’s subordinated notes, and 4,008,439 shares of the Company’s Mandatorily Convertible Cumulative Participating Preferred Stock, Series A valued at $47.5 million based on an agreed upon value of $11.85 per share. On May 2, 2013, the acquisition was completed.

In May 2013, the Company transferred its headquarter building and aircraft hangar (the “property”) to, and the associated mortgage was assumed by, the Parent. This transfer was not part of the pending sale of the Company to Erickson Aircrane Incorporated. In conjunction with its evaluation of future plans for the property, the management of the Parent performed an appraisal of the property.

The Company reviewed the appraisal and concluded that the property was impaired given that the fair market value of $7.2 million provided in the appraisal was lower than the carrying amount of the property of $15.4 million.